Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of October 3, 2011 between WHLR Management Company (“Employer”), and Steven M. Belote (“Employee”).

WHEREAS, Employer wishes to employ Employee to serve as its Chief Financial Officer (“CFO”) and Employee is willing to undertake such employment in accordance with the terms of this Agreement; and

WHEREAS, Employee recognizes the importance to Employer, its affiliate, Wheeler Real Estate Investment Trust, Inc. (“the REIT”) and its investors, and to the public of maintaining the high standards and quality associated with Employer’s name and reputation, and is willing to maintain such high standards and quality; and

WHEREAS, Employer and the REIT are engaged in the business of acquisition, disposition, and property management of commercial real estate;

NOW, THEREFORE, it is agreed as follows:

1. TERM OF EMPLOYMENT: Subject to the provisions of this Agreement, Employer will employ Employee as its CFO beginning on October 3, 2011, and continuing for a period of one year (“Initial Term”).

1.1 This Agreement shall automatically renew for successive one-year periods (“Renewal Term”), under and subject to the terms herein, unless either party gives two months written notice prior to the expiration of any Renewal Term (“Notice of Non-Renewal”).

1.2 Employer, in its sole discretion, shall have the option but not the obligation of relieving Employee of actually performing any services following the giving of a Notice of Non-Renewal. Employee shall nonetheless be paid for the remainder of the notice period provided he does not violate any provision of this Agreement while receiving such compensation.

2. DUTIES: During the period of employment hereunder, Employee will devote his best efforts to the business and affairs of Employer, perform such services consistent with his position as are designated by Employer, and use his best efforts to promote the interest of Employer. Employee’s duties shall include (a) being responsible for the maintenance of Employer’s accounting books, records, and funds, (b) preparing accurate financial statements for Employer, (c) advising the President and Board of Directors regarding the financial condition of Employer, and (d) being responsible for maintaining proper internal controls over the assets of Employer. Employee pledges that during the term of this Agreement, Employee shall not, directly or indirectly, engage in any other business that could reasonably be expected to detract from Employee’s ability to apply his best efforts to the performance of his duties hereunder but may perform other duties in support of and be compensated by one or more companies affiliated with Employer when reasonably requested to do so. Employee further agrees to comply with all rules, regulations and policies established or issued by and made applicable to Employer’s employees generally.

3. COMPENSATION: Employer will pay Employee a regular base salary commensurate with his position and performance, such salary to be determined from time to time by Employer, but to be not less than $10,000 per month upon the initiation of this Agreement. Such salary will be payable in periodic installments on the same basis as that of other employees of Employer. If the REIT completes an IPO during Employee’s employment, then on the first day of the month following completion of such IPO, Employee’s base salary shall increase to not less than $12,000 per month, with annual reviews thereafter. At the time of an annual review, a possible increase in salary will be considered, but an increase shall not automatically occur.

3.1 Employer and Employee shall confer from time to time regarding reimbursements for cell phone, mileage, toll and travel expenses, including travel to enhance Employee’s skills and/or visibility in Employer’s industry, incurred by Employee in performance of his duties hereunder.

4. BENEFITS: Employee will participate in the various employee benefits provided for similarly situated employees of Employer and/or its affiliates, provided however that he shall not be provided group health care at the outset of this Agreement and until such time as may be approved by Employer. Employer reserves the right to modify, eliminate, or add to any of such benefits as it deems appropriate.

5. DEATH: If Employee should die during the Initial Term or any Renewal Term of this Agreement, Employer will, in lieu of payments due under other provisions of this Agreement, pay to Employee’s estate for a period of two months, Employee’s regular base salary at the time of the Employee’s death plus any previously accrued and unpaid base salary. Thereafter, Employer will have no further obligation to Employee or his estate under this Agreement.

6. DISABILITY: In the event that Employee, by reason of physical or mental incapacity is unable, with or without reasonable accommodation, to perform his duties and responsibilities under this Agreement for 60 consecutive days or longer (“Disability”), then Employer will pay to Employee his regular base salary for an eight week period following the date on which the Disability first begins. Thereafter, Employer will have no obligation to pay Employee any compensation under this Agreement.

7. TERMINATION WITHOUT CAUSE; SEVERANCE PAY:

7.1 At any point during the Initial Term or during any Renewal Term hereof, Employer may terminate Employee’s employment immediately and without cause. However, if Employer terminates employee’s employment pursuant to this paragraph 7.1, Employer shall pay to Employee his regular base salary payable in periodic installments on the same schedule as other executive employees of Employer (i) for 26 weeks if during the Initial Term of this Agreement or (ii) if the Initial Term has been completed, a period of eight weeks following the date on which employment is terminated (“Severance Pay”).

7.2 Employee agrees that while receiving Severance Pay, in the event he violates any provision of this Agreement, he will forfeit all Severance Pay from the first date of payment and shall be obligated to return all such pay within ten days of demand for return of such pay by Employer.

8. TERMINATION FOR CAUSE: The Employee’s employment may be terminated at any time by Employer for “Cause.” As used in this Agreement, the term Cause means (i) disloyalty or dishonesty towards Employer; (ii) gross or intentional neglect in performance of duties; (iii) incompetence or willful misconduct in performance of duties; (iv) substance abuse affecting Employee’s performance of duties; (v) discrimination or harassment of other employees; (vi) willful violation of any law, rule, or regulation (other than minor traffic violations) related to Employee’s duties; (vii) material breach of any provision of this Agreement; or (viii) any other act or omission which harms or may reasonably be expected to harm the reputation and/or business interests of Employer. If the employment is so terminated, Employee will be entitled to receive any base salary earned and employee benefits accrued as of the date of such termination, but Employer will have no further obligation to Employee hereunder from and after such date.

9. TERMINATION BY EMPLOYEE:

9.1 Employee may resign from the employment of Employer at any time upon 60 days prior written notice. Upon such resignation, Employee shall have no rights to any further compensation or benefits after the 60-day notice period has expired. Employer reserves the option but not the obligation to relieve Employee from performance of work during all of or any portion of this period, but absent mutual agreement or subsequent breach hereof, Employer shall be obligated to pay Employee the Employee’s regular base salary for the entire 60-day notice period.

9.2 Employee may resign from Employer without giving 60 days notice but still be entitled 60 days pay if such resignation is a Resignation with Good Reason. A Resignation with Good Reason may occur if Employee is not compensated as provided herein for a period exceeding four weeks or is otherwise materially and adversely affected by Employer’s breach hereof as to the terms and conditions of his employment. Provided further, that a Resignation with Good Reason along with the reasons on which it is based shall be given to Employer, which shall then have ten calendar days to address and cure such reasons.

10. NONDISCLOSURE:

10.1.1 Employee agrees to hold and safeguard any information about Employer, the REIT and or their shareholders and investors gained by Employee during the course of Employee’s employment. Employee shall not, without the prior written consent of Employer, disclose or make available to anyone for use outside Employer’s organization at any time, either during his employment or subsequent to any termination of his employment, however such termination is effected, whether by Employee or Employer, with or without cause or Good Reason, or expiration or nonrenewal of this Agreement, any information about Employer or its shareholders or investors, whether or not such information was developed by Employee, except as required in the performance of Employee’s duties for Employer or required by law.

10.2 Employee understands and agrees that any information about Employer is the property of Employer and is essential to the protection of Employer’s goodwill and to the maintenance of Employer’s competitive position and accordingly should be kept secret. Such information shall include, but not be limited to, information containing Employer’s and the REIT’s business plans, investment strategies, investors, and prospective investors, key elements of specific properties, computer programs, system documentation, manuals, ideas, or any other records or information belonging to Employer, the REIT or relating to Employer’s business.

10.3 Notwithstanding anything in paragraph 10.1 or paragraph 10.2 to the contrary, Employer agrees that the obligations of Employee set forth in paragraphs 10.1 and 10.2 shall not apply to any information which (i) becomes known generally to the public through no fault of the Employee; (ii) is required by applicable law, legal process or any order or mandate of a court or other governmental authority to be disclosed; or (iii) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (ii) or (iii) Employee shall give Employer reasonable advance written notice of the information intended to be disclosed and the reasons and circumstances surrounding such disclosure in order to permit Employer to seek a protective order or other appropriate request for confidential treatment of the applicable information.

11. COVENANT NOT TO COMPETE: Employee acknowledges that during the course of Employee’s employment, Employee will acquire proprietary and confidential information about Employer’s business, including, but not limited to the REIT, Employer’s and the REIT’s investors, its customers, vendors, prices, sales strategies and other information, some of which may be of independent economic value, is not available to the public, and is protected by specific efforts of Employer. Such proprietary and confidential information may be regarded by Employer as trade secrets. Employee further acknowledges that he will be responsible for contacting and developing relationships with Employer’s customers. In order to protect Employer’s critical interest in these relationships and information, Employee covenants as follows:

11.1 Employee agrees that upon a termination for Cause or a resignation but not a Resignation for Good Reason, for a period of twelve months following the last day of Employee’s employment, Employee will not compete with Employer by engaging, in a competitive capacity, in any activity competitive with Employer, within a 30-mile radius of any of Employer’s offices at which Employee worked within the one-year period preceding the last day of his employment.

11.2 Employee agrees that competition shall include engaging, in a competitive capacity, in competitive activity, either as an individual, as a partner, as a joint venturer with any other person or entity, or as an employee, agent, representative, or contractor of any other person or entity, or otherwise being associated in a competitive capacity with any entity or person who or which competes with Employer

11.3 If any provision of this paragraph 11 relating to the time period or scope of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope, as applicable, that such court deems reasonable and enforceable, said time period or scope shall be deemed to be, and thereafter shall become, the maximum time period or greatest scope that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

11.4 Employer and Employee have examined this Covenant Not to Compete and agree that the restraint imposed upon Employee is reasonable in light of the legitimate interests of Employer and it is not unduly harsh upon Employee’s ability to earn a livelihood.

12. COVENANT NOT TO SOLICIT OR BE EMPLOYED BY CUSTOMERS: In addition to the covenant not to compete set forth in paragraph 11 Employee further covenants and agrees as follows:

12.1 That upon a termination for Cause or a resignation but not a Resignation with Good Reason, for a period of twelve months following the last day of Employee’s employment, Employee will not, compete with Employer by soliciting or accepting competing business from or providing competing services to:

12.1.1 Any person or entity who or which was a customer of Employer or investor in the REIT at any time within the twelve-month period prior to Employee’s last day of employment, from whom or which Employee solicited or accepted business on behalf of Employer or to whom Employee provided services during Employee’s employment with Employer; or

12.1.2 Any person or entity who or which was a customer of Employer or investor in the REIT at any time within the twelve-month period prior to Employee’s last day of employment about whom or which Employee acquired proprietary and/or confidential information while employed by Employer; or

12.1.3 Any person or entity from whom or which Employee had solicited competing business during the six-month period proceeding the last day of Employee’s employment, even though such solicitation had not yet been successful; or

12.2 That for a period of twelve months following the last day of Employee’s employment, Employee will not become employed in a capacity competitive to Employer by any person or entity who or which was a customer of Employer at any time within the twelve-month period prior to Employee’s last day of employment and to whom or which Employee provided services during his employment with Employer, for purposes of providing the same or similar services to such person or entity as Employee provided while employed by Employer.

12.2.1 Employee agrees that competition shall include engaging, in a competitive capacity, in competitive activity as defined above, either as an individual, as a partner, as a joint venturer with any other person or entity, or as an employee, agent, representative or contractor of any other person or entity, or otherwise being associated in a competitive capacity with any person or entity who or which competes with Employer.

12.2.2 If any provision of this paragraph 12 relating to the time period or scope of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope, as applicable, that such court deems reasonable and enforceable, said time period or scope shall be deemed to be, and thereafter shall become, the maximum time period or greatest scope that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

12.2.3 Employer and Employee have examined in detail this restrictive covenant and agree that the restraint imposed upon Employee is reasonable in light of the legitimate interests of Employer, and it is not unduly harsh upon Employee’s ability to earn a livelihood.

13. NON-SOLICITATION OF EMPLOYEES: Employee agrees that during his employment with Employer and for a period of eighteen months following the last day of Employee’s employment, Employee shall not, directly, or indirectly through another, solicit or induce, or attempt to solicit or induce, any employee of Employer to leave Employer to go to work for, or to consult or contract work with a competitor of Employer, or recommend to a competitor of Employer the hiring of any individual employed by Employer on Employee’s last day of employment or at any time during the six-month period immediately prior thereto.

14. OPPORTUNITY FOR REVIEW: Employee understands the nature of the burdens imposed by the restrictive covenants contained in this Agreement. Employee acknowledges that he is entering into this Agreement on his own volition, and that he has been given the opportunity to have this Agreement reviewed by the person(s) of his choosing. Employee represents that upon careful review, he knows of no reason why any restrictive covenant contained in this Agreement is not reasonable and enforceable.

15. RESTRICTIVE COVENANTS OF THE ESSENCE: The restrictive covenants upon the Employee set forth herein are of the essence of this Agreement; they shall be construed as independent of any other provision in this Agreement. The existence of any claim or cause of action of the Employee against the Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by the Employer of the restrictive covenants contained herein.

16. INJUNCTIVE RELIEF:

16.1 Employer and Employee agree that irreparable injury will result to Employer in the event Employee violates any restrictive covenant or affirmative obligation contained in paragraphs 10-13 of this Agreement, and Employee acknowledges that the remedies at law for any breach by Employee of such provisions will be inadequate and that Employer shall be entitled to injunctive relief against Employee, in addition to any other remedy that is available, at law or in equity.

16.2 Employee agrees that unless this Agreement is terminated by Employer without cause or by Employee as a Resignation with Good Reason, the non-competition, non-solicitation of or hiring by customers, non-disclosure, and non-solicitation of employees obligations contained herein shall survive the end of the employment created herein and shall be extended by the length of time which Employee shall have been in breach of any of said provisions. Accordingly, Employee recognizes that the time periods included in the restrictive covenants contained herein shall begin on the date a court of competent jurisdiction enters an order enjoining Employee from violating such provisions unless good cause can be shown as to why the periods described should not begin at that time.

17. SUCCESSION AND ASSIGNABILITY: The obligations of Employee under paragraphs 10-13 of this Agreement shall continue after the termination of his employment and shall be binding on Employee’s heirs, executors, legal representatives and assigns. Such obligations shall inure to the benefit of any successors or assigns of Employer. Employee specifically acknowledges that in the event of a sale of all or substantially all of the assets or stock of Employer, or any other event or transaction resulting in a change of ownership or control of Employer’s business, the rights and obligations of the parties hereunder shall inure to the benefit of any transferee, purchaser, or future owner of Employer’s business. This Agreement may be assigned only by Employer.

18. SEVERABILITY: It is the intention of the parties that the provisions of the restrictive covenants herein shall be enforceable to the fullest extent permissible under the applicable law. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

19. ATTORNEYS’ FEES: Employee shall pay, indemnify and hold Employer harmless against all costs and expenses (including reasonable attorneys’ fees) incurred by Employer with respect to successful enforcement of its rights under this Agreement.

20. EQUITABLE RELIEF: JURISDICTION AND VENUE: Employee hereby irrevocably submits to the jurisdiction and venue of the Circuit Court of the City of Norfolk, Virginia, in any action or proceeding brought by Employer arising out of, or relating to, the restrictive covenants in paragraphs 10-13 of this Agreement. Employee hereby irrevocably agrees that any such action or proceeding shall, at Employer’s option, be heard and determined in such Court. Employee agrees that a final order or judgment in any such action or proceeding shall, to the extent permitted by applicable law, be conclusive and may be enforced in other jurisdictions by suit on the order or judgment, or in any other manner provided by applicable law related to the enforcement of judgments.

21. ENTIRE AGREEMENT: This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all agreements between the parties with respect to such employment. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

22. BINDING EFFECT: This Agreement will be binding upon and inure to the benefit of each of the parties and their successors, heirs or assigns.

23. LAW GOVERNING AGREEMENT: This Agreement will be governed and construed in accordance with the laws of the Commonwealth of Virginia.

24. PARTIAL INVALIDITY: If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force and effect.

25. COUNTERPARTS: This Agreement may be executed in counterparts, together which shall constitute one and the same instrument.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed in its name and behalf by its proper officer, thereunto duly authorized, and Employee has set his hand as of the date first above written.

STEVEN M. BELOTE

/s/ Steven M. Belote

Signature

Steven M. Belote
Printed Name

Date:	10-3-2011

WHLR MANAGEMENT COMPANY

By:	/s/ Jon S. Wheeler

Its:	Manager

Date	10-3-2011

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